EXHIBIT 99.1

Press Release dated September 19, 2000, of Darden Restaurants, Inc.


                 DARDEN RESTAURANTS REPORTS RECORD QUARTER SALES
                             AND EARNINGS PER SHARE

ORLANDO, FL - Darden Restaurants, Inc. today reported that continued robust same-restaurant sales growth led to record quarterly sales of $1.02 billion for the period ended August 27, 2000. Earnings per diluted share also reached a new quarterly high of 46 cents, a 31.4 % increase from prior year.

"This quarter's results are a fantastic start to an exciting new phase of growth for Darden," said Joe R. Lee, Chairman and Chief Executive Officer. "The impressive same-restaurant sales trends at Red Lobster and Olive Garden reflect our restaurant teams' terrific success focusing on operating excellence and delivering outstanding dining experiences. Offering our guests consistently great experiences is the key to our ongoing same-restaurant sales growth. And, we intend to capture an even greater share of the growing casual dining business by combining solid sales growth at existing restaurants with a meaningful increase in the number of restaurants we operate. We believe continuing opportunities for Red Lobster and Olive Garden, plus the excitement taking place at Bahama Breeze and potential opportunity we see emerging at Smokey Bones BBQ, mean the best is yet to come for Darden Restaurants."
Highlights for the quarter ended August 27, 2000, included the following:

     o Earnings after tax in the first quarter were $56.9 million, or 46 cents per diluted share, on sales of $1.02 billion. Last year, earnings after tax were $47.3 million, or 35 cents per diluted share, on sales of $929.4 million.

     o Darden total sales of $1.02 billion for the quarter represent a strong 9.6% increase over prior year.

     o Olive Garden led the Company with an impressive 8.7% increase in same-restaurant sales for the quarter, making it the 24th consecutive quarter of same-restaurant sales increases.

     o Red Lobster reported its 11th consecutive quarter of same-restaurant sales growth, continuing to outpace the casual dining industry with a 6.2% increase.

     o Bahama Breeze and Smokey Bones BBQ each posted sales and restaurant level earnings that exceeded the Company's expectations.

     o The Company purchased 3.4 million shares of its common stock in the quarter.

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

Operating Highlights

OLIVE GARDEN'S first quarter sales of $436.1 million were 10.1% above prior year, and same-restaurant sales grew 8.7% - an impressive increase coming on top of the 8.1% increase in last year's first quarter. These strong sales were driven by same-restaurant guest count growth, excellent response to a new menu with delicious dishes from the Culinary Institute and Olive Garden restaurant in Tuscany, higher wine sales and, importantly, sales from new restaurants that feature Olive Garden's distinctive Tuscan Farmhouse design. The increased sales, combined with lower labor, restaurant and selling, general and administrative expenses as a percent of sales, generated a strong double-digit operating profit increase and record quarterly profit.

We're proud of achieving the highest financial returns in our history and really excited about the future growth potential of our family of local restaurants" said Brad Blum, President of Olive Garden. "Our restaurant General Managers and their teams are focused on delighting every guest with fresh, simple and delicious Italian food, offering a variety of great wines and providing extraordinary service. Olive Garden's passionate commitment to excellence and to a genuine Italian dining experience gives us great confidence that the best is yet to come."

RED LOBSTER'S first quarter sales of $556.8 million were 6.6% above prior year with most of the growth produced by a 6.2% increase in same-restaurant sales. This was well above estimated same-restaurant sales growth in the casual dining category for the period and extended Red Lobster's string of comparable sales gains to 11 consecutive quarters. The sales improvement was driven by both increased same-restaurant traffic and menu mix changes as guests responded favorably to new menu items with great new flavors and to successful promotional offerings. Red Lobster saw a double-digit increase in operating profit for the quarter due to the increased sales and lower labor and restaurant expenses as a percent of sales.

"Our first quarter results are a wonderful sign that we are doing a better and better job of delivering for our guests," said Dick Rivera, President of Red Lobster. "Our crew is serious about providing our guests hospitality they can taste and touch. Our vision remains the same - we want to be a world-class company of seafood restaurants. We will stay focused on improving the knowledge and skills of our crew, building our leadership capabilities and achieving even greater consistency in our restaurants as we seek to become the best in casual dining."

BAHAMA BREEZE operated 14 restaurants in 11 markets with exceptional sales and traffic at each location. Seven new restaurants are under construction, and a total of twelve are expected to open during fiscal 2001. The seven restaurants under construction are in Oklahoma City, Miami, Lake Buena Vista (FL), Detroit, Cincinnati, Dallas and Las Vegas.
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

SMOKEY BONES BBQ delivered strong sales and guest satisfaction at the initial two restaurants in Orlando. A third location opened on September 18, 2000 in Columbus, OH, and is the first test restaurant outside of Orlando. A fourth restaurant is under construction in upstate New York. To date, all the restaurants are conversions of previously closed Red Lobster and Olive Garden locations, continuing Darden's strategy of using development of Smokey BBQ as an opportunity to optimize the Company's existing real estate portfolio.

Other Actions

Darden continued its buyback of common stock, purchasing 3.4 million shares in the first quarter. Cumulatively, since the initial authorization of its repurchase program in December 1995, the Company has repurchased 47.4 million shares from a total authorization of 64.6 million shares.

Darden Restaurants Inc., in Orlando, FL, owns and operates Red Lobster, Olive Garden, Bahama Breeze and Smokey Bones BBQ restaurants.

Forward-looking statements in this news release, if any, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by the forward-looking statements, including the impact of changing economic or business conditions, the impact of competition, the availability of favorable credit and trade terms, the impact of changes in the cost or availability of food and real estate, government regulation, construction costs, weather conditions and other factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.

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



                            DARDEN RESTAURANTS, INC.
                              NUMBER OF RESTAURANTS

         8/29/1999                                              8/27/2000

               617          Red Lobster USA                        621
                34          Red Lobster Canada                      32
               651          Total Red Lobster                      653

               459          Olive Garden USA                       464
                 5          Olive Garden Canada                      5
               464          Total Olive Garden                     469

                 6          Bahama Breeze                           14

                 0          Smokey Bones BBQ                         2

             1,121          Total Restaurants                    1,138




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